NORTHEAST BANCORP
ANNOUNCES ADOPTION OF STOCK REPURCHASE PROGRAM

Auburn, Maine - - Northeast Bancorp, (AMEX: NBN), parent company of Northeast Bank, F.S.B., announced today that its Board of Directors has approved a plan to repurchase up to $2 million of its common stock. It is anticipated that the repurchase plan will be funded from general working capital including funds raised from the recent sale of its Junior Subordinated Debentures. It is expected that the plan will be completed within the next twelve months.

Under the terms of the stock repurchase plan, Northeast Bancorp will repurchase its common stock from time to time in open market transactions at prevailing market prices and, after acquired, will hold the securities as treasury stock. Common stock repurchased pursuant to the plan also may be reserved for issuance in connection with employee benefit plans and general corporate purposes. The repurchase plan may be discontinued by Northeast Bancorp at any time.

Northeast Bancorp is a unitary thrift holding company with assets and shareholder's equity of approximately $385 million and $27 million, respectively, as of September 30, 1999. Northeast Bank, F.S.B. operates from thirteen locations located throughout western, central and mid-coastal Maine. It also provides its clients with a wide array of financial products and services including traditional bank products, investment services, trust services, retirement plan products and access to all types of insurance products. Investment and insurance products are offered through Northeast Financial Services, a subsidiary of the Bank.

Statements in this press release regarding future events constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. These forward-looking statements represent Northeast Bancorp's judgment as of the date of this release. Northeast Bancorp disclaims any intent or obligation to update these forward-looking statements.